JACKSONVILLE BANCORP ANNOUNCES
FIRST QUARTER EARNINGS

JACKSONVILLE, FLA., May 14/PRNewswire-First Call/—Jacksonville Bancorp, Inc. (NASDAQ: JAXB), holding company for The Jacksonville Bank, reported a 2010 first quarter net loss of $988 thousand, or $.56 per basic share, compared to a net quarterly loss of $109 thousand, or $.06 per basic share, in 2009.  Total assets were $452.4 million at quarter end, compared to $432.0 million as of March 31, 2009, an increase of $20.4 million.  Net loans increased 1.1% to $383.0 million as of March 31, 2010, compared to $378.8 million as of March 31, 2009.  Total deposits increased 12.0% to $385.9 million, compared to $344.5 million at March 31, 2009.

The quarterly loss was driven by the level of provision expense offset somewhat by an improvement in the net interest margin.  There were $1.6 million in net charge-offs during the first quarter, resulting in a ratio of net charge-offs to average loans of 1.67%, compared to $648 thousand, or 0.66% of net charge-offs to average loans in the fourth quarter of 2009, and $701 thousand, or 0.74% of net charge-offs to average loans in the first quarter of 2009. The increase in net charge-offs is primarily due to the write down on one large home equity loan in the amount of $1.2 million.

Nonperforming assets totaled $11.1 million, or 1.90% of gross loans at March 31, 2010 versus $12.8 million, or 2.24% of gross loans at December 31, 2009, and $9.6 million, or 2.49% of gross loans at March 31, 2009.  Included in nonperforming assets are OREO properties in the amount of $3.7 million, of which approximately $2.0 million is currently under contract to sell.

Jacksonville Bancorp, Inc. President Gilbert J. Pomar, III stated, “We remain committed to the prudent management of our Company, including the prompt recognition of potential losses in our loan portfolio.  We will continue to focus on our fundamental business which will allow us to excel once these unprecedented times are behind us.”

On May 10, 2010, the Company disclosed the signing of a stock purchase agreement with four private investors (providing for $30.0 million in new capital) and the signing of a definitive merger agreement to acquire $286 million-asset Atlantic BancGroup, Inc.  “The joining of our two companies creates a perfect alignment of both culture and strategy; the additional capital not only strengthens the equity position of the combined companies but also provides the opportunity for us to grow and serve new customers in our market,” Mr. Pomar went on to say.

The Company remains well capitalized with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at 11.63%, 8.87% and 7.72%, respectively.  Book value per common share at the period end was $14.98.

The first quarter provision for loan losses was $2.4 million, compared to $938 thousand in the first quarter of 2009.  The increase in the loan loss provision was necessitated primarily by the increased level of net charge-offs as discussed above.  The allowance for loan losses as a percentage of loans was 1.95% at March 31, 2010, compared to 1.29% a year earlier, and 1.75% at December 31, 2009.

Net interest income for the quarter increased to $3.6 million, or 24.1%, when compared to $2.9 million in the same three-month period in 2009.  The net interest margin was 3.40% for the quarter, compared to 3.47% in the fourth quarter of 2009 and 2.87% for the quarter ended March 31, 2009.  The interest margin improvement over the linked quarter in 2009 is the result of the success recognized from the core deposit gathering campaign initiated in the fourth quarter and the repricing of our certificates of deposit portfolio.

Noninterest income increased to $248 thousand, compared to $146 thousand in the first quarter 2009.  During the quarter ended March 31, 2009, the Company recorded an other-than-temporary impairment charge of $132 thousand for the common stock of Silverton Bank, which was closed by the Office of the Controller of the Currency and the FDIC on May 1, 2009.  Noninterest expense increased to $3.1 million for the three months ended March 31, 2010, compared to $2.3 million in the same period in 2009.  The increase was primarily a result of recording an additional $146 thousand of regulatory assessments in 2010, recording a $335 thousand write-down of OREO property values, and recording $129 thousand for other related expenses on foreclosed assets.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals through its five full-service banking offices in Jacksonville, Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to: economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

		Three Months Ended
	March 31	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009

Earnings Summary

Total interest income	$5,795	$5,817	$6,081	$5,625	$5,681
Total interest expense	2,220	2,151	2,266	2,556	2,756

Net interest income	3,575	3,666	3,815	3,069	2,925
Provision for loan losses	2,375	1,046	1,070	1,307	938

Net interest income after provision for loan losses	1,200	2,620	2,745	1,762	1,987
Noninterest income	248	230	241	224	146
Noninterest expense	3,086	2,502	2,528	2,667	2,286

Income before income tax	(1,638)	348	458	(681)	(153)
Income tax provision	(650)	92	133	(285)	(44)

Net income	$(988)	$256	$325	$(396)	$(109)

Summary Average Balance Sheet

Loans, gross	$391,073	$392,219	$395,133	$387,232	$382,071
Securities	25,340	26,033	26,083	26,321	30,344
Other earning assets	10,037	941	525	687	696
Total earning assets	426,450	419,193	421,741	414,240	413,111
Other assets	21,416	19,669	16,127	16,039	16,824
Total assets	$447,866	$438,862	$437,868	$430,279	$429,935
Interest bearing liabilities	$377,395	$364,871	$368,071	$362,346	$359,846
Other liabilities	43,105	46,919	42,968	40,894	42,986
Shareholders' equity	27,366	27,072	26,829	27,039	27,103

Total liabilities and shareholders' equity	$447,866	$438,862	$437,868	$430,279	$429,935

Per Share Data

Basic earnings per share	$(0.56)	$0.15	$0.19	$(0.23)	$(0.06)
Diluted earnings per share	$(0.56)	$0.15	$0.19	$(0.23)	$(0.06)
Basic weighted average shares outstanding	1,748,832	1,749,280	1,748,586	1,748,214	1,748,647
Diluted weighted average shares outstanding	1,748,832	1,750,112	1,749,074	1,748,214	1,748,647
Book value per basic share at end of period	$14.98	$15.59	$15.42	$15.13	$15.36
Total shares outstanding at end of period	1,749,526	1,749,243	1,748,854	1,747,599	1,748,799
Closing market price per share	$10.00	$9.49	$10.75	$10.50	$8.00

Selected Ratios

Return on average assets	-0.89%	0.23%	0.29%	-0.37%	-0.10%
Return on average equity	-14.64%	3.75%	4.81%	-5.87%	-1.63%
Average equity to average assets	6.11%	6.17%	6.13%	6.28%	6.30%
Tangible common equity to tangible assets	5.79%	6.21%	6.13%	6.04%	6.22%
Interest rate spread	3.12%	3.17%	3.28%	2.62%	2.47%
Net interest margin	3.40%	3.47%	3.59%	2.97%	2.87%
Allowance for loan losses as a percentage of total loans	1.95%	1.75%	1.63%	1.45%	1.29%
Allowance for loan losses as a percentage of NPL's	102.90%	78.38%	108.49%	38.89%	51.74%
Ratio of net charge offs as a percentage of average loans	1.67%	0.66%	0.28%	0.61%	0.74%
Efficiency Ratio	80.72%	64.22%	62.33%	80.99%	74.44%

	March 31	December 31,	September 30,	June 30,	March 31,
Summary Balance Sheet	2010	2009	2009	2009	2009

Cash and cash equivalents	$19,217	$5,647	$5,496	$9,345	$6,847
Securities	26,513	25,371	26,955	25,571	29,035
Loans,net	382,983	384,133	389,082	384,817	378,755
All other assets	23,662	23,660	18,410	17,725	17,350
Total assets	$452,375	$438,811	$439,943	$437,458	$431,987
Deposit accounts	$385,944	$370,635	$321,603	$321,864	$344,506
All other liabilities	40,220	40,908	91,380	89,161	60,626
Shareholders' equity	26,211	27,268	26,960	26,433	26,855
Total liabilities and shareholders' equity	$452,375	$438,811	$439,943	$437,458	$431,987